EXHIBIT 99.1
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PRESS RELEASE
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Contacts:

Melissa Lederer                           Mary Scholz Barber
CoolSavings, Inc.                         Kupper Parker Communications
(312) 224-5153                            (314) 290-2013
melissa@coolsavings.com                   mbarber@kupperparker.com



            COOLSAVINGS REPORTS SECOND QUARTER 2005 FINANCIALS

            Company generates record revenues of $15.7 million,
                      a 71% increase over prior year


ADDITIONAL HIGHLIGHTS:

      . Second quarter net income increased from $0.4 million to $1.9 million, compared to the second quarter of 2004, a 416% increase

      . Working capital increased to $10.3 million at June 30, 2005 from $0.0 million at December 31, 2004

      . Landmark Communications, Inc., our majority stockholder, exercised warrant for 13.3 million common shares


CHICAGO, IL -- AUGUST 4, 2005 -- CoolSavings, Inc. (OTC Bulletin Board:
CSAV), a leading interactive marketing services provider, today reported results for the second quarter ended June 30, 2005. The Company recorded a 71% increase in revenue in the second quarter compared to the same quarter of 2004, driven by the continued success of CoolSavings' Lead Generation Network. Net revenues in the second quarter were $15.7 million compared to $9.2 million in the second quarter of 2004. The Company reported 12.8 million new registering consumers across its network for the quarter, compared to 1.3 million new registrants during the same period of 2004.
The increase in consumer registrations was primarily due to the success of the Lead Generation Network, which launched late in the second quarter of 2004. CoolSavings also reported a 14% increase in the number of consumer responses across its network during the second quarter, as compared to the same period last year. Net income was $1.9 million in the second quarter of 2005, compared to net income of $0.4 million in the same quarter of 2004, which is 416% growth.

The Company's total operating costs and expenses in the second quarter of 2005 rose to $13.8 million from $8.7 million in the second quarter of 2004.

The increase was primarily the result of the fees paid to partners related to the increased revenue from the Lead Generation Network. Net income applicable to common stockholders was $1.2 million in the second quarter of 2005, or $0.03 per basic share and $0.01 per diluted share, as compared to a net loss applicable to common stockholders in the second quarter of 2004 of $0.2 million, or $0.00 per basic and diluted share.








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Cash flows from operations for the second quarter of 2005 were $0.3 million, compared to cash used in operations of $0.8 million in the same period of 2004. Working capital increased from $0.0 million at December 31, 2004 to $10.3 million at June 30, 2005, due partially to cash proceeds of $6.6 million received from Landmark Communications, Inc., the Company's largest stockholder (Landmark), as a result of their exercise of a previously issued warrant for 13.3 million shares of the Company's common stock. The Company used the proceeds to repay a currently due note payable due to Landmark totaling $6.9 million. The working capital increase is also partially due to the increase in our accounts receivable resulting from our revenue growth.

SIX MONTH FINANCIAL HIGHLIGHTS

Net revenues in the six month period ended June 30, 2005 were $30.9 million compared to $17.2 million in the same period of 2004. The Company reported
24.5 million new registering consumers across its network for the six months ended June 30, 2005, compared to 3.0 million during the same period of 2004. The increase in consumer registrations was primarily due to the success of the Lead Generation Network. CoolSavings also reported a 24% increase in the number of consumer responses across its network during the six month period ended June 30, 2005, as compared to the same period last year. Net income was $2.9 million in the six month period ended June 30, 2005, compared to a net loss of $0.6 million in the same period of 2004.

The Company's total operating costs and expenses in the six month period ended June 30, 2005 rose to $27.9 million from $17.6 million in the same period of 2004. The increase was primarily the result of the fees paid to partners related to the increased revenue from the Lead Generation Network.

Net income applicable to common stockholders was $1.8 million in the six month period ended June 30, 2005, or $0.04 per basic share and $0.01 per diluted share, as compared to a net loss applicable to common stockholders in the same period of 2004 of $1.7 million, or $0.04 per basic and diluted share.

Cash flows from operations for the six month period ended June 30, 2005 were $0.2 million while working capital grew by $10.1 million.

FINANCIAL CONDITION

At June 30, 2005, the Company had cash and cash equivalents of $7.3 million, compared to $7.2 million at December 31, 2004. Accounts receivable, net of allowances for doubtful accounts, were $10.6 million at June 30, 2005, compared to $6.7 million at the end of 2004. Current liabilities totaled $8.3 million and $14.1 million at June 30, 2005 and December 31, 2004, respectively.

THE COOLSAVINGS MARKETING NETWORK

The CoolSavings Marketing Network, the Company's network for the distribution of targeted offers of which the Lead Generation Network is a part, experienced significant growth in the second quarter of 2005. CoolSavings increased its number of network partner sites by 24% from the first quarter to the second quarter of 2005, adding top-name partners in a variety of industries. This strong increase in the number of participating network partner sites creates significantly broader consumer reach for CoolSavings' advertisers looking to identify their best customers. comScore Media Metrix reported an average of 14.5 million unique monthly visitors for CoolSavings during the second quarter of 2005 vs. 13.9 million during the first quarter of 2005. In addition, comScore Media Metrix ranked CoolSavings #42 in its AdFocus category for the month of June. This was CoolSavings' first listing in the AdFocus category, which ranks the top entities that support online advertising based on consumer visits, and is one of the most highly viewed reports by online media buyers.






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BRANDED WEB PROPERTIES

In the second quarter of 2005, CoolSavings' flagship consumer savings site, www.coolsavings.com, made important progress in its goal toward providing registered consumers with valuable savings opportunities in an easy-to-use, engaging environment. To answer consumer demand, the Company increased its average number of printable online coupons from top-name consumer packaged goods manufacturers by four times at the end at June 30, 2005, as compared to March 31, 2005. In CoolSavings consumer surveys, obtaining coupons is consistently ranked as the #1 reason consumers register and visit the CoolSavings Web site. Leading manufacturers participating in printable coupon programs on coolsavings.com include Land O'Lakes, GlaxoSmithKline' Sensodyne<registered trademark> and AquaFresh<registered trademark>, Energizer<registered trademark>, and McNeil Consumer & Specialty Pharmaceuticals' Tylenol<registered trademark> to name a few.

CoolSavings made strong improvements to its points-based loyalty program, FreeStyle Rewards, in the second quarter as well. FreeStyle Rewards allows registering consumers at www.FreeStyleRewards.com to earn points for their online purchases and redeem them for FreeStyle Rewards branded MasterCard prepaid debit cards, which they can spend at millions of locations across the United States and online. The program's membership increased by 42% during the second quarter of 2005 as compared to the first quarter, while purchase transactions through this program increased by 65% during the same period. Although results from this program are not material to the Company's financials, management believes a strong foundation is being created to establish a leadership role in this category.

During the second quarter, the Company entered into a relationship with Commission Junction, a leading affiliate network supplier, which added nearly 40 new top merchants to the FreeStyle Rewards program, including Hammacher Schlemmer & Co., ESPRIT, SIRIUS Satellite Radio, Limited Too, Discovery Channel, Dollar Rent A Car, 1-800-Contacts, Home Shopping Network and Verizon Online DSL.

At the same time, the Company took steps to improve the FreeStyle Rewards site experience, adding additional shopping categories to help consumers more easily find the merchant offers they are most interested in.

BUSINESS OUTLOOK

The following statements are based on current expectations, and are forward-looking and actual results may differ materially. See "Cautionary Note Regarding Forward-Looking Statements" below.

CoolSavings remains focused on its vision of Consumer Requested Marketing and its mission to provide best-in-class interactive marketing solutions to its clients and partners that deliver value to consumers, protect their privacy and earn their trust. To achieve this mission, CoolSavings intends to continue to develop third-party network marketing relationships to grow the CoolSavings Marketing Network and distribute offer content to consumers through high quality online partners. The Company plans to invest in and launch its own media properties, including additional investment in its coolsavings.com web site, to improve the user experience to increase acquisition, return visitation, transactions and total lifetime value of its registered consumers. CoolSavings plans to enhance its analytics infrastructure by continuing to grow and refine targeting, optimization and predictive modeling capabilities and technologies for advertisers. The Company also plans to continue to improve its inventory management methodology and processes to provide greater yield for its network partners. Additionally, CoolSavings plans to build out its consumer rewards program, FreeStyle Rewards, through its new Web property, FreeStyleRewards.com. The Company plans to take steps to increase its registered consumers and merchant participation and to continue to improve upon the FreeStyle Rewards program infrastructure.





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The Company today also announced improved 2005 guidance, now projecting full-year revenue growth of 50-60% as compared to 2004 results. This projected revenue of $57.5 million to $61.4 million is anticipated to result in 2005 operating income between 8% and 10% of revenues.

The Company expects its current liquidity position to meet its anticipated cash needs for working capital and capital expenditures, excluding potential acquisitions that may require large cash outlays, or any accelerated payments that may result from Landmark's redemption of it preferred stock, for the foreseeable future.

ABOUT COOLSAVINGS

CoolSavings is a leading interactive marketing services company for advertisers and publishers. The Company provides superior lead generation, e- mail, coupon and loyalty programs across its extensive network of company-owned Branded Web Properties and top partner sites. The Company maximizes results using sophisticated targeting, optimization and predictive modeling capabilities. Together these services could enable leaders in the consumer packaged goods, retail and direct marketing industries to reach more than 48 million registering consumers and potentially generate more than 75 million consumer responses in 2005, while delivering valuable content and revenue for the Company's network partners.


CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements under the caption "Business Outlook" and other statements regarding the Company's expectations, beliefs, hopes, intentions, or strategies. Where possible, these forward-looking statements have been identified by use of words such as "guidance", "project," "target", "forecast," "could", "anticipate," "intend," "believe," "plan," "will," "expect," and similar expressions but such words are not the exclusive means of identifying these statements. Known and unknown risks, uncertainties and other factors, both general and specific to the matters discussed in this press release, may cause the Company's actual results and performance to differ materially from the future results and performance expressed in, or implied by, such forward-looking statements. These risks, uncertainties, and other factors include, without limitation, the Company's ability to secure financing to meet its long-term capital needs; CoolSavings' ability to secure long-term contracts with existing advertisers and Lead Generation Network partners, and attract new advertisers and Lead Generation Network partners; CoolSavings' ability to add new consumers; CoolSavings' successful introduction of new services and features, CoolSavings' ability to compete successfully against current and future competitors, CoolSavings' ability to protect its patents, trademarks and proprietary rights, CoolSavings' ability to continue to attract, assimilate and retain highly skilled personnel, general industry, economic and market conditions and growth rates, the potential for higher actual media costs, and other costs and expenses when compared to estimated costs and projections. For a discussion of these and other risks, uncertainties and factors which could cause actual results to differ materially from those expressed in, or implied by, the forward-looking statements, see "Risk Factors" in the Company's annual report on Form 10-K for the year ended December 31, 2004, and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2005, both as filed with the SEC.

The Company undertakes no obligation to update any of the forward-looking statements after the date of this press release to conform these statements to actual results or otherwise reflect new developments or changed circumstances, unless expressly required by applicable federal securities laws. You should not place undue reliance on any such forward-looking statements.





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                             COOLSAVINGS, INC.
                    CONDENSED STATEMENTS OF OPERATIONS
                                (Unaudited)
              (in thousands, except share and per share data)

                                For the                 For the
                          Three Months Ended         Six Months Ended
                       ------------------------  -----------------------
                         June 30,     June 30,     June 30,    June 30,
                           2005         2004         2005        2004
                       -----------  -----------  -----------  ----------
Net revenues . . . . . $    15,671        9,191       30,949      17,172

Operating costs and
 expenses:
  Cost of revenues . .       5,570        1,266       10,625       1,928
  Sales and marketing.       5,727        4,962       11,525      10,355
  Product development.         977          867        1,912       1,840
  General and
    administrative . .       1,444        1,548        3,742       3,327
  Lease Exit Costs . .          35           60           58         114
                       -----------  -----------  -----------  ----------
Total operating costs
  and expenses . . . .      13,753        8,703       27,862      17,564
                       -----------  -----------  -----------  ----------
Income (loss) from
  operations . . . . .       1,918          488        3,087        (392)

Other income (expense):
  Interest and
    other income . . .          33            7           56          15
  Interest expense . .         (71)        (127)        (204)       (251)
                       -----------  -----------  -----------  ----------
Total other income
  (expense). . . . . .         (38)        (120)        (148)       (236)
                       -----------  -----------  -----------  ----------

Income (loss) before
  income taxes . . . .       1,880          368        2,939        (628)
Income taxes . . . . .          (1)          (4)         (17)         (6)
                       -----------  -----------  -----------  ----------
Net income (loss). . .       1,879          364        2,922        (634)

Cumulative dividend
  on Series B
  Preferred Stock. . .        (560)        (516)      (1,107)     (1,022)
                       -----------  -----------  -----------  ----------
Income (loss)
  applicable to
  common stock-
  holders. . . . . . . $     1,319  $      (152) $     1,815  $   (1,656)
                       ===========  ===========  ===========  ==========
Basic and diluted
  net loss per share . $      0.03  $      0.00  $      0.04  $    (0.04)

Weighted average
  shares used in the
  calculation of basic
  net income (loss)
  per share. . . . . .  46,947,776   39,232,977   43,234,415  39,225,888

Diluted net income
  (loss) per share . . $      0.01  $      0.00  $      0.01  $    (0.04)

Weighted average
  shares used in the
  calculation of
  diluted net income
  (loss) per share . . 244,991,099   39,232,977  239,598,914  39,225,888

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                             COOLSAVINGS, INC.
                         CONDENSED BALANCE SHEETS
                                (Unaudited)
                              (in thousands)


                                               June 30,      December 31,
                                                 2005           2004
                                              -----------    -----------
ASSETS
Current assets:
  Cash and cash equivalents. . . . . . . .     $    7,308     $    7,162
  Accounts receivable, net . . . . . . . .         10,585          6,681
  Prepaid and other assets . . . . . . . .            674            258
                                               ----------     ----------
      Total current assets . . . . . . . .         18,567         14,101
                                               ----------     ----------
Property and equipment, net. . . . . . . .          2,343          2,634

Intangible assets, patents and licenses,
  net. . . . . . . . . . . . . . . . . . .             16             18

Goodwill - TMS . . . . . . . . . . . . . .            569            569
                                               ----------     ----------

Total assets . . . . . . . . . . . . . . .     $   21,495     $   17,322
                                               ==========     ==========


LIABILITIES, CONVERTIBLE PREFERRED STOCK
AND STOCKHOLDERS' DEFICIT
Current liabilities:
  Accounts payable . . . . . . . . . . . .     $    --        $      655
  Accrued expenses and other
    current liabilities. . . . . . . . . .          7,868          6,365
  Lease exit cost liability. . . . . . . .            221            210
  Deferred revenue . . . . . . . . . . . .            215            312
  Senior secured note payable
    due to related party . . . . . . . . .          --             6,567
                                               ----------     ----------
      Total current liabilities. . . . . .          8,304         14,109
                                               ----------     ----------

Long-term liabilities:
  Deferred revenue . . . . . . . . . . . .            236            260
  Lease exit cost liability. . . . . . . .            838            980
  Deferred income tax liability. . . . . .             20             13
  Other long-term liabilities. . . . . . .          --                 4
                                               ----------     ----------
      Total long-term liabilities. . . . .          1,094          1,257
                                               ----------     ----------

Convertible redeemable cumulative
  Series B Preferred Stock . . . . . . . .         27,934         26,850

Convertible redeemable Series C
  Preferred Stock. . . . . . . . . . . . .          1,913          1,950

Total stockholders' deficit. . . . . . . .        (17,750)       (26,844)
                                               ----------     ----------
Total liabilities, convertible
  redeemable preferred stock
  stockholders' deficit. . . . . . . . . .     $   21,495     $   17,322
                                               ==========     ==========






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